Exhibit 99.1

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
	Neil Berkman Associates	David D. Doty
	(310) 826-5051	Chief Financial Officer
FOR IMMEDIATE RELEASE	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Stockholders Approve Merger
PHOENIX, ARIZONA, December 26, 2008...MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced that, at a special meeting held today, its stockholders approved the Agreement and Plan of Merger (the “Merger Agreement”), dated July 28, 2008, among Meadow Valley Corporation (“Meadow Valley”) and Phoenix Parent Corp. (“Investor”) and Phoenix Merger Sub, Inc. (“Merger Sub”), both affiliates of Insight Equity I LP (“Insight”). Based upon the preliminary tally of shares voted, approximately 71% of the total shares of Meadow Valley stock outstanding voted in favor of the transaction. Under the terms of the Merger Agreement, following satisfaction or waiver of the conditions to closing and consummation of the merger, holders of Meadow Valley common stock will receive $11.25 in cash, without interest, for each outstanding share of Meadow Valley common stock and Meadow Valley will cease to be publicly traded. Meadow Valley is working towards completing the transaction as soon as reasonably practicable. However, Investor has not withdrawn its claim that Meadow Valley may have suffered a Material Adverse Effect (as defined in the Merger Agreement) as a result of an alleged decrease in the fair market value of Meadow Valley in excess of $6.0 million since July 28, 2008 (as previously disclosed on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008). Meadow Valley does not believe that there has been, or will be upon closing, a decrease in the fair market value of Meadow Valley in excess of $6.0 million, and intends to vigorously defend itself if Investor elects to terminate the Merger Agreement based on such a claim. The Merger Agreement remains in full force and effect and Meadow Valley is proceeding on such basis.
About Meadow Valley
Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. Meadow Valley’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. Meadow Valley’s construction materials operations provide concrete and gravel products primarily to other contractors. Meadow Valley’s materials operations are concentrated in the Southern Nevada and Arizona.

Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition by Investor based, in part, on assumptions made by management. These statements, including statements regarding the possible termination of the merger agreement, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and Meadow Valley does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.

2